Exhibit 10-14
                                                              Page 1

                             AGREEMENT

     THIS AGREEMENT, made this 7th day of March, 1996, by and between HIGH PLAINS CORPORATION, a Kansas corporation
("Seller"), and CONAGRA, INC. dba ConAgra Feed Ingredient
Merchandising, a Delaware corporation ("Buyer").


                            WITNESSETH:

     WHEREAS, Seller desires to sell and Buyer desires to purchase the Distiller's Dried Grains ("DDGS") and Wet Distillers Grain
("WDG") output of Seller's plant at Colwich, Kansas and York, Nebraska; and

     WHEREAS, Seller and Buyer wish to agree in advance of such sale and purchase to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:

     1. PURCHASE AND SALE. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the bulk feed grade DDGS and WDG output from Seller's plants at Colwich, Kansas and York, Nebraska (hereinafter the "Plants"), subject to all the terms and conditions set forth in this Agreement. Seller agrees to sell to Buyer hereunder its entire bulk feed grade DDGS and WDG output from the Plants and Buyer agrees to purchase from Seller hereunder Seller's entire bulk feed grade DDGS and WDG output from the plants.

     2. TRADE RULES. All purchases and sales made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise agreed to by the parties.
Said Trade Rules shall, to the extent applicable, be a part of this Agreement as if fully set forth herein. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not be applicable to this Agreement and nothing herein contained shall be construed to constitute an agreement between the parties to submit disputes arising hereunder to arbitration before any organization or tribunal.

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                                                              Exhibit 10-14
                                                              Page 2


     3. INITIAL AND RENEWAL TERMS. The Initial Term of this Agreement shall be one (1) year, commencing on March 7, 1996 and terminating on March 6, 1997 ("Initial Term"). Thereafter, this Agreement shall be automatically renewed for successive one-year terms ("Renewal Term") without action or notice by either party; provided, however, that either party may terminate this Agreement after the Initial Term or any Renewal Term hereof by giving written notice of termination to the other party at least ninety (90) calendar days prior to the termination of the then current term.

     4.   DELIVERY AND TITLE.

          A. The place of delivery for all DDGS and WDG sold pursuant to this Agreement shall be the rail site or truck loading facilities FOB Seller's Plants. Buyer and Buyer's agents shall be given access to Seller's Plants in a manner and at all times reasonably necessary and convenient for Buyer to take delivery as provided herein. Buyer shall schedule loading and shipping of all outbound DDGS and WDG purchased hereunder, but all labor and equipment necessary to load rail cars or trucks shall be supplied by Seller without charge to Buyer. Seller agrees to handle the DDGS and WDG in a good and workmanlike manner in accordance with Buyer's requirements and normal industry practice. Seller warrants that both rail and truck loading facilities shall be continuously maintained in safe, operating condition.

          B. Seller further warrants that storage space for not less than five (5) days production of DDGS under normal operating capacity shall be reserved for Buyer's use at or near the loading facilities and shall be continuously available for storage of DDGS purchased by Buyer hereunder. Seller shall be responsible at all times for the quantity, quality and condition of all DDGS in storage at Seller's Plant. Buyer shall be responsible for taking delivery of the DDGS and WDG prior to the expiration of this 5 day period.

          C. On Friday of each week during any term hereof, Buyer shall give to Seller a schedule of quantities of DDGS and WDG to be removed by rail by Buyer during the next loading week (Monday through Sunday). For removal of DDGS and WDG by truck, Buyer shall give Seller sufficient advance notice to allow Seller to provide the required services. Seller shall provide the labor, equipment and facilities necessary to meet Buyer's loading schedule and shall be responsible for Buyer's additional costs resulting from Seller's failure to do so; provided, however, that Seller is obligated only to use its best efforts to accommodate Buyer's request for loading when Seller has not received advance notice as hereinabove provided. Buyer shall arrange all railcars required to meet Buyer's loading schedule for rail shipments; Buyer shall arrange all trucks as scheduled for truck shipments. All freight charges shall be the responsibility of Buyer and shall be billed directly to Buyer.
Demurrage charges shall be the responsibility of Seller if incurred as a result of Seller's failure to fill or move railcars as projected or obligated under this agreement.
Demurrage charges shall be the responsibility of Buyer if incurred as a result of Buyer's failure to timely move railcars, to timely notify Seller of railcar schedules, or to supply railcars in a manner reasonably designed to meet Seller's loading schedule.

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                                                              Exhibit 10-14
                                                              Page 3


          D. Buyer shall provide loading orders as necessary to permit Seller to maintain Seller's usual production schedule; provided, however, that Buyer shall not be responsible for failure to schedule removal of DDGS and WDG unless Seller shall have provided to Buyer production schedules as follows: Five (5) days prior to the beginning of each calendar month during any term hereof, Seller shall provide to Buyer a tentative schedule for production in the next calendar month. On Wednesday of each week during any term hereof, Seller shall provide to Buyer a schedule for production during the next production week (Monday through Sunday).

          E. Title, risk of loss and full shipping responsibility shall pass to Buyer upon completion of loading the DDGS and WDG into truck or rail equipment and delivery to Buyer of the bill of lading for each such shipment.

     5.   PRICE AND PAYMENT.

          A. For all quantities of DDGS and WDG to be sold to Buyer hereunder, Seller shall receive ninety-eight and 1/2 percent
(98-1/2%) of the "Product Price". Buyer shall receive one and one-half percent

(1 1/2%) of the "Product Price" which shall total a minimum of Three Hundred Thousand Dollars ($300,000) and a maximum of Four Hundred Fifty Thousand Dollars ($450,000) during the term of this Agreement. After this maximum is reached, Seller shall receive one hundred percent (100%) of the "Product Price". For the purposes of this Agreement, "Product Price" shall equal FOB Plant current market bid price for product of like grade and quality. Buyer agrees to use reasonable commercial efforts to achieve the highest resale price available under prevailing market conditions. Buyer agrees to maintain accurate records in relation to this Agreement. Seller shall have the option to audit said records to support shipping and market prices referenced in Section 5A. The time of any such audit shall be negotiated by the Buyer and Seller, upon notification from the Seller of their desire to audit, and shall only occur between the 10th and 25th of any given month.

          B. On each business day, holidays excluded, Seller shall provide Buyer with certified weight certificates for the previous day's shipments. Seller shall send these to Buyer via facsimile. These certificates shall determine the tonnage shipped from Seller's Plants during the previous pricing day.
Buyer shall pay Seller each Thursday for the prior production week's (Monday through Sunday) properly documented shipments pursuant to paragraph 5A above. With each payment, Buyer shall send to Seller a detail of the shipments that are included in the payment. This report shall include ship date, weight, and purchase price of each shipment. Any weight certificates not received by Buyer by the Tuesday following the production week in which the load was shipped shall be included in the following week's payment.

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                                                              Exhibit 10-14
                                                              Page 4


          C. In the event of an intentional shutdown of either Plant for more than two weeks, other than for normal repairs and/or maintenance and exluding plant construction or expansion, the minimum of Three Hundred Thousand Dollars ($300,000) referenced in 5A shall be reduced by an amount pro-rated for the time of the shutdown. Seller agrees to give Buyer forty-five (45) days notice before any intentional shutdown.

     6.   QUANTITY AND WEIGHTS.

          A. The weight of DDGS and WDG delivered to Buyer from Seller's Plants shall be established by weight certificates. Seller shall obtain truck weights on the scales at the Seller's Plants, which shall be certified and maintained by Seller as required by applicable laws, rules and regulations, and rail weights shall be obtained on any certified railroad scales. Whenever Seller's truck scales are unavailable or inoperable, any certified scales may be used, at Seller's expense, until Seller's scales are restored. The outbound weight certificates shall be determinative of the quantity of DDGS and WDG for which Buyer is obligated to pay pursuant to Section 5 hereof.

          B. All rail cars loaded at Seller's Plants shall be grain hopper cars. Seller agrees that such cars shall be loaded to full visible capacity at Seller's Plants. If not loaded to full visible capacity, Seller shall pay in full the portion of freight charges allocable to the unused capacity of the car.

     7.   QUALITY.

          A. Seller understands that Buyer intends to sell the DDGS and WDG purchased from Seller as a primary animal feed ingredient and that said DDGS and WDG is subject to minimum quality standards for such use. Seller agrees and warrants that DDGS and WDG produced at its plants and delivered to Buyer shall be accepted in the feed trade under current industry standards and shall be of merchantable quality.

          B. Seller warrants that all DDGS and WDG sold to Buyer hereunder shall, at the time of delivery to Buyer, conform to the following quality standards:

     Colwich, Kansas - Milo DDGS           York, Nebraska - Corn DDGS

     Component   Maximum %   Minimum %     Component   Maximum %   Minimum %
     ---------   ---------   ---------     ---------   ---------   ---------
      Protein       --          29%         Protein       --          28%

      Fat           --         7.5%         Fat           --         7.5%

      Fiber         15%         --          Fiber         15%         --

      Ash            8%         --          Ash            8%         --

      Moisture      15%         --          Moisture      15%         --


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                                                              Exhibit 10-14
                                                              Page 5



                           York, Nebraska - Corn WDGS

                           Component   Maximum %   Minimum %
                           ---------   ---------   ---------
                            Protein       --         10.5%

                            Fat           --          3.0%

                            Fiber        5.0%          --

                            Ash          2.5%          --

                            Moisture    68.0%          --


          C. Seller guarantees that at the time of loading the DDGS and WDG is not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that it may lawfully be introduced into interstate commerce under said Act. Payment of invoice does not waive Buyer's rights if goods do not comply with terms of specifications of this Agreement. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, the Buyer may, without obligation to pay, reject either before or after delivery, any of the DDGS and WDG which when inspected or used is found by Buyer to fail in any way to conform to this Agreement. Should any of the WDG or DDGS be seized or condemned by any federal or state department or agency for any reason except the negligence or intentional actions or omissions by Buyer, such seizure or condemnation shall operate as a rejection by Buyer of the DDGS seized or condemned and Buyer shall not be obligated to offer any defense in connection with the seizure or condemnation. When rejection occurs either before or within a reasonable time after delivery, at its option, Buyer may:

               (1) Dispose of the rejected WDG or DDGS after first offering Seller a reasonable opportunity of examining and taking possession of rejected WDG or DDGS if its condition reasonably appears to Buyer to permit such delay in making disposition; or

               (2) Dispose of the WDG or DDGS in any manner directed by Seller which Buyer can accomplish without violation of applicable laws, rules, regulations or property rights; or

               (3) If Buyer has no available means of disposal of rejected WDG or DDGS and Seller fails to direct Buyer to dispose of it as provided herein, Buyer may return the rejected WDG or DDGS to Seller, upon which event Buyer's obligations with respect to said rejected WDG or DDGS shall be deemed fulfilled. Title and risk of loss shall pass to Seller promptly upon notification to Seller of rejection by Buyer.

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                                                              Exhibit 10-14
                                                              Page 6


               (4) Seller shall reimburse Buyer for all costs reasonably incurred by Buyer in storing, transporting, returning and disposing of the rejected WDG or DDGS. Buyer shall have no obligation to pay Seller for rejected WDG or DDGS and may deduct costs and expenses to be reimbursed by Seller from amounts otherwise owed by Buyer to Seller.

          D. If Seller produces WDG or DDGS which comply with the warranty in Section 7C above but which do not meet applicable industry standards, Buyer agrees to purchase such WDG or DDGS for resale but makes no representation or warranty as to the price at which such product can be sold. If the product deviates so severely from industry standards as to be unsaleable in Buyer's reasonable judgment, then it shall be disposed of in the manner provided for rejected WDG or DDGS in Section 7C above.

          E. If Seller knows or reasonably suspects that any WDG or DDGS produced at its Plants is adulterated or misbranded, or outside of industry quality standards, Seller shall promptly so notify
Buyer so that such product can be tested before entering interstate commerce. If Buyer knows or reasonably suspects that any WDG or DDGS produced by Seller at its plants is adulterated, misbranded or outside of industry quality standards, then Buyer may obtain independent laboratory tests of the affected WDG or DDGS. If such WDG or DDGS are tested and found to comply with all warranties made by Seller herein, then Buyer shall pay all testing costs; and if the WDG or DDGS are found not to comply with such warranties, Seller shall pay all testing costs.

          F. Seller shall be responsible for inspecting all railcars and trucks before loading to ensure non-contamination. If Seller knows or suspects of any contamination in railcars and/or trucks to be loaded, Seller shall promptly so notify Buyer so that arrangements for replacement railcars and/or trucks can be made by Buyer.

     8.   INSURANCE.

          Both parties agree to maintain the following types and limits of insurance coverages, or in the case of the Buyer, to self-insure, for any of its employees, agents, representatives, or subcontractors which have occasion to come onto Seller's property:

          A. Worker's compensation insurance as required by law in Nebraska for the plant in York, Nebraska, and as required by law in Kansas for the plant in Colwich, Kansas. Parties shall also maintain employer's liability insurance with minimum limits of One Million Dollars ($1,000,000).

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                                                              Exhibit 10-14
                                                              Page 7


          B. Commercial general liability insurance against claims for bodily injury, death, and property damage occurring in or about the Plants for a minimum protection of Two Million Dollars
($2,000,000) with respect to personal injury or death and property damage occurring or resulting from one occurrence.
This policy shall also maintain endorsements for contractual liability, for products and completed operations. Seller's policies of comprehensive general liability insurance shall be endorsed to require at least thirty (30) days advance notice to Buyer prior to the effective date of material change or cancellation of coverage.

          C. Automobile Liability Insurance with Bodily Injury and Property Damage limits of at least Two Million Dollars
($2,000,000) per occurrence.

          D. Upon request, Seller shall supply Buyer with certificates of insurance to support that all required coverages and policies are in place.

     9.   REPRESENTATIONS AND WARRANTIES.

          A. Seller represents and warrants that all DDGS and WDG delivered to Buyer shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that said DDGS and WDG may lawfully be introduced into interstate commerce pursuant to the provisions of the Act. Seller further warrants that the DDGS and WDG shall fully comply with any applicable state laws governing quality, naming and labeling of product. Payment of invoice shall not constitute a waiver by Buyer of Buyer's rights as to goods which do not comply with this Agreement or with applicable laws and regulations.

          B. Seller represents and warrants that DDGS and WDG delivered to Buyer shall be free and clear of liens and encumbrances.

    10. EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of the covenants, conditions and agreements imposed upon that party by this Agreement; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated a bankrupt, or file a petition in bankruptcy, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.

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                                                              Exhibit 10-14
                                                              Page 8


    11. REMEDIES. Upon the happening of an event of default, the parties hereto shall have all remedies available under applicable law. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them: (1) to declare all amounts owed immediately due and payable; and (2) to immediately terminate this Agreement effective upon receipt by the party in default of the notice of termination.
Notwithstanding any other provision of this Agreement, Buyer may offset against amounts otherwise owed to Seller the price of any product which fails to conform to any requirements of this Agreement.

    12. FORCE MAJEURE. Neither Seller nor Buyer will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches of agencies thereof.

    13. INDEMNIFICATION. Seller agrees to indemnify and hold Buyer harmless from any and all third-party claims, damages, causes of action liabilities and expenses, including but not limited to reasonable attorney's fees, arising by Seller's breach of obligations of this Agreement, unless the same shall be due to the negligence or intentional acts or omissions of Buyer. Buyer agrees to indemnify and hold Seller harmless from any and all third-party claims, damages, causes of action liabilities and expenses, including but not limited to reasonable attorney's fees, arising by Buyer's breach of obligations of this Agreement, unless the same shall be due to the negligence or intentional acts or omissions of Seller.

    14. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than that of buyer and seller between the parties hereto. Specifically, there is no agency, employee/employer relationship, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.

    15.   MISCELLANEOUS.

          A. This writing is intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof. If terms of any other documents used in the course of this Agreement conflict with this Agreement, this Agreement shall control.

          B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

          C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection.

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                                                              Exhibit 10-14
                                                              Page 9


          D. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than as specifically set forth herein.

          E. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.

          F. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          G. This Agreement shall be construed and performed in accordance with the laws of the State of Kansas.

          H. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party.

          I. Notice shall be deemed to have been given to the party of whom it is addressed when received after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows or by facsimile transmission:



        Buyer:  ConAgra, Inc.           Seller: High Plains Corporation
                Feed Ingredient                 200 W. Douglas
                Merchandising Company           Suite 820
                Nine ConAgra Drive              Wichita, Kansas  67202-3008
                Omaha, Nebraska  68102          Fax:  316/269-4008
                Fax:  402/595-4360


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                                                              Exhibit 10-14
                                                              Page 10



	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.



		CONAGRA, INC.

        By:       Greg A. Heckman
                ----------------------------------
		Vice President



		HIGH PLAINS CORPORATION

        By:       Stanley E. Larson
                ----------------------------------
        Title:    President
                ----------------------------------